EXHIBIT 10.5
                                 Amendment No. 4
                                       to

                        PIONEER NATURAL RESOURCES COMPANY

                            LONG-TERM INCENTIVE PLAN


     This Amendment (this "Amendment") to the Long-Term Incentive Plan (the "Plan") of Pioneer Natural Resources Company, a Delaware corporation (the "Company"), is adopted by the Board of Directors of the Company on November 20, 2003. Terms having their initial letters capitalized but not defined in this Amendment have the meaning ascribed those terms in the Plan.

                                    RECITALS

     A. On August 7, 1997, the stockholders of the Company approved the adoption of the Plan. The Stock of the Company was then and is still listed for trading on the New York Stock Exchange.

     B. In 2003, the New York Stock Exchange adopted amendments to its corporate governance standards, including an amendment to Section 303A of the Listed Company Manual to require shareholders to vote on equity-compensation plans and material revisions to those plans, with limited exceptions. For purposes of the new shareholder approval rule, an automatic increase in the shares available under a plan pursuant to a formula set forth in the plan (sometimes referred to as an "evergreen" formula) is considered a material revision unless the term of the plan is limited to a specified period of time not in excess of ten years.

     C. Under Section 2.1 of the Plan, the number of shares of Stock available for award under the Plan is based on a percentage of Common Stock Equivalents outstanding from time to time. Under Section 12.1 of the Plan, no Awards may be granted under the Plan after the date that is ten years from the date that the last amendment to the Plan involving an increase in authorized shares is approved by the stockholders of the Company.

     D. The Board of Directors interprets Section 12.1 to mean that no Awards may be granted after August 7, 2007, since that is the tenth anniversary of the date of the last stockholder vote with respect to the Plan. In order to clarify the term of the Plan, and to assure that increases in authorized shares under the Plan are not considered material revisions under Section 303A of the Listed Company Manual of the New York Stock Exchange, the Board of Directors has adopted this clarifying amendment to the Plan pursuant to its authority to do so in Section 12.2 of the Plan.

                                    AMENDMENT

     NOW, THEREFORE, Section 12.1 of the Plan is hereby amended to read in its entirety as follows:



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     "Section 12.1 Duration.  No Awards may be granted  hereunder after the date that is ten (10) years from August 7, 1997."

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, to be effective as of November 20, 2003.


                                    PIONEER NATURAL RESOURCES COMPANY


                                    By: /s/ Mark L. Withrow
                                       ---------------------------------------
                                        Mark L. Withrow
                                        Executive Vice President and
                                        General Counsel



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